Filed pursuant to Rule 433
Registration Statement Nos. 333-162219 and 333-162219-01
August 11, 2011

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    49 Products found
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                                                              -------
       Name  CUSIP                              Maturity    Strike  Ref.   Bid    Ask   % change
                                                Protection                              add
                                                     100.00          /a     9.91   00.91+0.03
       Callable Fixed Rate Step-Up              04/15/26  %   n/a   n      9      1%**
       78009KSA1

      -----------------------------------------------------------------------------------------
       Callable Fixed Rate Step-Up                   100.00   n/a   n/a    100.02 101.02-0.52
                                                03/31/19%                              %**
       78009KRZ7

      -----------------------------------------------------------------------------------------
       Callable Fixed Rate Step-Up                   100.00   n/a   n/a    98.30  99.30 -0.59
                                                10/12/18%                              %**
       78009KMU3

      -----------------------------------------------------------------------------------------
       Callable Fixed Rate Step-Up                   100.00   n/a   n/a    99.09  100.09+0.00
                                                02/25/21%                              %**
       78009KQZ8

      -----------------------------------------------------------------------------------------
       Callable Fixed Rate Step-Up                   100.00   n/a   n/a    100.14 101.14-0.45
                                                02/25/26%                              %**
       78009KQX3

      -----------------------------------------------------------------------------------------
       Callable Fixed Rate Step-Up                   100.00   n/a   n/a    100.72 101.72-0.39
                                                03/31/26%                              %**
       78009KRS3

      -----------------------------------------------------------------------------------------
       Callable Fixed Rate Step-Up                   100.00   n/a   n/a    102.20 103.20-0.48
                                                03/22/18%                              %**
       78009KRM6

      -----------------------------------------------------------------------------------------
       Callable Fixed Rate Step-Up                   100.00   n/a   n/a    94.40  95.40 -0.44
                                                12/28/20%                              %**
       78009KPQ9

      -----------------------------------------------------------------------------------------
       Callable Fixed Rate Step-up                   100.00   n/a   n/a    86.71Sold    -0.13
                                                12/02/30  %                       out    %**
       78009KPE6

      -----------------------------------------------------------------------------------------
       Callable Fixed Rate Step-up                   100.00   n/a   n/a    90.23  91.23 -0.50
                                                10/28/22%                              %**
       78009KMZ2

      -----------------------------------------------------------------------------------------
       Callable Fixed Rate Step-up                   100.00   n/a   n/a    83.16Sold    -0.12
                                                10/29/30  %                       out    %**
       78009KNA6

      -----------------------------------------------------------------------------------------
       Callable Fixed to Floating Rate Note          100.00   n/a   n/a    87.58  88.58 +0.69
       linked to 3-Month                        10/29/20%                              %**
       LIBOR
       78009KMV1

      -----------------------------------------------------------------------------------------
       Callable Floating Rate Note linked to         100.00   n/a   n/a    92.41  93.41 +1.06
       the 3 Month LIBOR                        11/22/18%                              %**
       78009KNS7

      -----------------------------------------------------------------------------------------
       Capital Protected Note linked to              100.00  1.762  n/a    98.22  99.22 -0.18
       Currency Basket                          04/30/14%                              %**
       78009KFP2

      -----------------------------------------------------------------------------------------
       Capital Protected Note linked to              100.00  6.827  n/a    101.10 102.10-0.53
       USD/CNY (Reuters)                        03/31/14%                              %**
       78009KEF5

      -----------------------------------------------------------------------------------------
       Capped Fixed-to-Floating Rate Note            100.00   n/a   n/a    93.50  94.50 -0.22
       linked to the Consumer                   03/15/21%                              %**
       Price Index
       78009KRJ3

      -----------------------------------------------------------------------------------------
       Capped Fixed-to-Floating Rate Note            100.00   n/a   n/a    99.67  100.67-0.26
       linked to the Consumer                   03/15/16%                              %**
       Price Index
       78009KRL8

      -----------------------------------------------------------------------------------------
       Capped Fixed-to-Floating Rate Notes linked to 100.00   n/a   n/a    96.13  97.13 +0.01
       the Consumer 03/31/18%                              %**
       Price Index
       78009KRY0

      -----------------------------------------------------------------------------------------
       Dow Jones Industrial Average SHIELD           100.00      9,191.09  104.93 105.93-0.31
                                                11/13/13%     11,006.00%**
       00079FBM3

      -----------------------------------------------------------------------------------------
       Fixed Rate                                    100.00   n/a   n/a    91.73  92.73 -0.40
       Step-Up                                  11/16/20%                              %**
       78009KNR9

      -----------------------------------------------------------------------------------------

                                                Maturity                                % change
                                                Protection  Strike Ref.    Bid    Ask   add
                                                     100.00                5.93         0.07
       Fixed Rate Step-Up                       08/11/20  %  n/a    n/a   9       96.93+ %**
       78009KLF7

      -----------------------------------------------------------------------------------------
       Fixed to Float linked to the 10yr CMS         100.00  n/a    n/a   94.41   95.41-0.98
                                                09/16/20%                              %**
       78009KME9

      -----------------------------------------------------------------------------------------
       Fixed to Float linked to the 3-Month          100.00  n/a    n/a   90.07   91.07-1.87
       LIBOR                                    10/27/17%                              %**
       78009KNB4

      -----------------------------------------------------------------------------------------
       Fixed to Float linked to the 3-Month          100.00  0.34   n/a   98.64   99.64+0.00
       LIBOR                                    08/19/17%                              %**
       78009KMB5

      -----------------------------------------------------------------------------------------
       Fixed to Floating Note Linked to the          100.00  n/a    n/a   87.40   88.40-1.45
       3-Month LIBOR                            09/28/18%                              %**
       78009KMG4

      -----------------------------------------------------------------------------------------
       Fixed to Floating Rate Note linked to         100.00  n/a    n/a   90.61   91.61-0.34
       the USD 3 Month Libor                    09/20/17%                              %**
       78009KMF6

      -----------------------------------------------------------------------------------------
       Indian ADR Basket Capital Protected Note      100.00  100   91.00  102.34Sold   -0.08
                                                03/13/12  %                        out   %**
       00078UER7

      -----------------------------------------------------------------------------------------
       Leveraged CPI Linked Securities With          100.00  26.3   n/a   80.86   81.86+0.72
       Fixed First-Year                         01/13/20%                              %**
       Coupon
       00079FHN5

      -----------------------------------------------------------------------------------------
       Leveraged CPI Linked Securities With          100.00   0     n/a   98.90   99.90+0.00
       Fixed First-Year                         01/20/15%                              %**
       Coupon
       00079FHS4

      -----------------------------------------------------------------------------------------
       RBS Capped Fixed-to-Floating Rate Notes               n/a    n/a   95.01   96.01-1.23
                                                06/14/21%**
       78009PAP6

      -----------------------------------------------------------------------------------------
       RBS Capped Fixed-to-Floating Rate Notes       100.00  n/a    n/a   97.24   98.24+0.58
       linked to the                            05/25/21%                              %**
       Consumer Price Index
       78009PAM3

      -----------------------------------------------------------------------------------------
       RBS Capped Market-Linked Note linked to the           n/a    n/a
       S and P 500 Index 02/28/17
       78009PBG5

      -----------------------------------------------------------------------------------------
       RBS Capped Market-Linked Note linked to the           n/a    n/a
       S and P 500 Index 07/29/16
       78009PAX9

      -----------------------------------------------------------------------------------------
       RBS Capped Market-Linked Notes linked         100.00  n/a    n/a
       to the S and P 500                           12/15/16%
       Index
       78009PAN1

      -----------------------------------------------------------------------------------------
       RBS Capped Market-Linked Principal            100.00  n/a  1,143.0088.32   89.32+0.27
       Protected Notes linked                   11/30/16%                              %**
       to the S and P 500 Index
       78009PAL5

      -----------------------------------------------------------------------------------------
       RBS Capped Market-Linked Principal            100.00  n/a  1,147.2089.64   90.79+0.40
       Protected Notes linked                   08/16/16%                              %**
       to the S and P 500 Index
       78009PAG6

      -----------------------------------------------------------------------------------------
       RBS Capped Market-Linked Principal            100.00  n/a  1,142.7090.75   91.75+0.23
       Protected Notes                          04/29/16%                              %**
       Linked to the S and P 500 Index
       78009PAF8

      -----------------------------------------------------------------------------------------
       RBS Market-Linked Notes linked to the         100.00  n/a    n/a
       SPDR Dow Jones                           03/01/16%
       Industrial Average ETF Trust
       78009PBM2

      -----------------------------------------------------------------------------------------
       RICI Agriculture Excess Return Index PPN      100.00 1,241.1,102.5099.53  100.53+0.03
                                                12/28/11%                              %**
       00078UR51

      -----------------------------------------------------------------------------------------
       S and P 500 SHIELD                                100.00 1,109.1,154.20103.40 104.40+0.29
                                                12/24/13%                              %**
       00079FDB5

      -----------------------------------------------------------------------------------------
       S and P 500 SHIELD                                100.00 1,156.1,153.70100.40 101.40-0.10
                                                12/10/13%                              %**
       00079FCY6

      -----------------------------------------------------------------------------------------
       S and P 500 SHIELD                                100.00 1,029.1,153.20108.80 109.80+0.00
                                                10/08/13%                              %**
       00079FBX9

      -----------------------------------------------------------------------------------------
       S and P 500 SHIELD                                100.00 1,021.1,153.20110.70 111.70-0.27
                                                09/10/13%                              %**
       00079FBR2

      -----------------------------------------------------------------------------------------
       S and P 500 SHIELD                                100.00 998.141,072.00102.90 103.90-1.80
                                                01/16/14%                              %**
       00079FBH4

      -----------------------------------------------------------------------------------------
       Steepener linked to the USD CMS 10            100.00  n/a    n/a   85.95   86.95+3.27
       years - USD CMS 2                        12/13/28%                              %**
       years
       78009KPH9

      -----------------------------------------------------------------------------------------
       Steepener linked to the USD CMS 30                    n/a    n/a   99.50  100.50+3.71
       years - USD CMS 2                        02/25/31%**
       years
       78009KQW5

      -----------------------------------------------------------------------------------------
       Steepener linked to the USD CMS 30            100.00  n/a    n/a   97.17   98.17+4.19
       Years - USD CMS 2                        12/30/30%                              %**
       years
       78009KPR7

      -----------------------------------------------------------------------------------------

Name CUSIP	Maturity	Protection	Strike	Ref.	Bid	Ask	% change	add
Steepener linked to the USD CMS 30 years - USD CMS 2 years 78009KSD5	04/12/26	100.00 %	n/a	n/a	101.60	102.60	+2.75 %**	
USD 3 Month Libor Capital Protected Note 78009PBD2	07/21/21	100.00 %	n/a	n/a				

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Please read the relevant prospectus, which contains material terms of the securities and important risks that you should consider, before investing. If the securities are Capital Protected Notes, please bear in mind that they protect your principal invested only against any decline in the underlying market measure at maturity. They are not guaranteed or insured by the Federal Deposit Insurance Corporation (FDIC) or secured by collateral, nor are they obligations of or guaranteed by the UK government. All payments due on Capital Protected Notes remain subject to the credit risk of the issuer and its parent company.

Disclaimer

Prices provided through the website are indicative only and thus may reflect estimates or approximations rather than actual prices at which we would transact in a note or other financial instrument. These prices may be generated by an automatic system that takes various factors into consideration, including information obtained from third parties. We may carry the related notes or financial instruments on our books at prices other than those provided through the website. In addition, assuming no change in market conditions and all other relevant factors remaining constant, any secondary prices will likely be lower than the issue price since the issue prices included, and the secondary market prices are likely to exclude, commission, discounts, costs or mark-ups with respect to the notes or financial instruments, as well as the profit component included in the cost of hedging our obligations under these securities.

Prices on the website (including those of listed securities on any U.S. securities exchange or quotation system) might lag actual market prices. Prices should therefore be used as a general guide only and should not be understood as the price at which we would purchase or make a bid for a security or as a guarantee by us of the accuracy or currency of such prices or of the realizable value of the related securities.

The information on the website reflects certain assumptions and is derived from proprietary models based upon well recognized financial principles and reasonable estimates about market conditions. Valuations and prices based on other models or different assumptions may yield different results. The information may not reflect the prices or valuation you would obtain from any other source, or which you would receive from another dealer.

Information on the website regarding the performance of a security or the underlying or any other financial instrument always relates to the past. **Past performance is not indicative of future results.**

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The Royal Bank of Scotland N.V. ("RBS N.V.") and The Royal Bank of Scotland plc ("RBS plc") have each filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (the "SEC") for the offering of securities that are issued by RBS N.V. and guaranteed by RBS Holdings N.V. or that are issued by RBS plc and guaranteed by The Royal Bank of Scotland Group plc. Before you invest in any securities referenced on this website, you should read the prospectus in the relevant registration statement and other documents that have been filed with the SEC for more complete information about relevant issuer and guarantor, and their respective offerings. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, RBS N.V., RBS plc, or their affiliates will arrange to send you the prospectus if you request it by calling toll free 1-866-747-4332.

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